PROSPECTUS
                                 471,922 Shares

                               ALLTEL CORPORATION

                                  Common Stock




         All of the 471,922 shares (the "Shares") of common stock, $1 par value ("Common Stock"), are being offered hereby for the account of certain selling shareholders (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The closing price per share of the Company's Common Stock on the New York Stock Exchange (Symbol "AT") on October 15, 1997 was $36.563.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         __________________________________________________


         The Shares offered by this Prospectus are being offered by the Selling Shareholders in one or more open market transactions on the New York Stock Exchange, in privately negotiated transactions or in a combination thereof.







                                October 17, 1997

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, with respect to the Shares being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, including exhibits and schedules thereto. The Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C. Copies of the Registration Statement, or any part thereof, may be obtained from the Commission's principal offices at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the fees prescribed by the Commission

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's following Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that also contains such material which is located at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information is filed with, and may be inspected at, such exchanges.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company incorporates by reference herein its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by an Amendment No. 1 dated April 28, 1997; (ii) Quarterly Reports on Form 10-Q for each of the fiscal quarters ended March 31, 1997 and June 30, 1997; (iii) Current Report on Form 8-K dated January 30, 1997, and (iv) the description of the Company's Common Stock and

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

the related Preferred Stock Purchase Rights contained in the Company's Form 8-A dated January 30, 1997 and any other registration statements filed pursuant to
Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

       Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents). Requests should be directed to: Ms. Shawne Leach, Vice President-Investor Relations of ALLTEL Corporate Services, Inc., One Allied Drive, Little Rock, Arkansas 72202; telephone (501) 661-8000.

         No person is authorized to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized by the Company in connection with the offering made by this Prospectus. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus in any jurisdiction in which it is unlawful to make such an offer or solicitation of an offer. Neither the delivery of this Prospectus nor any distribution of the securities offered pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company or any of its respective subsidiaries since the date of this Prospectus.

                                   THE COMPANY

         The Company is a customer-focused information technology company that provides wireline and wireless communications and information services. The Company owns subsidiaries or investments that provide wireline local and network access service, wireless communications, wide-area paging and fiber optic-based long-distance telephone service, and information processing

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

management services and advanced applications software. Telecommunications products and electronic and electric wire and cable are warehoused and sold by the Company's distribution subsidiaries. The Company also publishes telephone directories for affiliates and other independent telephone companies.

       The Company's principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202 and its telephone number is (501)6618000.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of Common Stock offered hereby, nor will any such proceeds be available for use by it or for its benefit.


                              SELLING SHAREHOLDERS

       All of the 471,922 shares of Common Stock offered hereby are being offered for the account of the following Selling Shareholders:

                                        W. Charles DeLoach, Jr.
                                        Gloria D. Deloach
                                        Jane Anne Sullivan

The Selling Shareholders were previously the sole shareholders of Georgia Telephone Corporation ("GTC"). On September 30, 1997, the Company, through a wholly-owned subsidiary, completed a merger with GTC whereby the Shares (which were previously issued and held in treasury by the Company), along with cash payments, were exchanged for all the outstanding shares of capital stock of GTC. Prior to the completion of the merger, Ms. DeLoach served as Vice President and as a member of the board of directors of GTC, Ms. Sullivan served as Secretary and Treasurer and as a member of the board of directors of GTC, and Mr. DeLoach held no office with GTC. Currently, none of the Selling Shareholders holds any office, or is subject to any employment or consulting agreements, with the Company or any of its affiliates. In connection with the merger, the Company agreed to, among other things, file the Registration Statement of which the Prospectus is a part with the Commission registering the Shares. The plan of merger relating to the merger provided that the registration expenses incurred in connection with the Registration Statement were to be borne by the Company. The Registration Statement was declared effective by the Commission on September 30, 1997, and the Company is obligated to use its reasonable best efforts to maintain the effectiveness of the

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Registration Statement until the earlier of (i) September 30, 1999 or (ii) the date the Shares become transferable without registration pursuant to Rule 145 of the Securities Act.

         The following table sets forth the number of shares of Common Stock that were received by each Selling Shareholder in the merger and the number of shares of Common Stock that may be offered by each individual pursuant to the offering described herein:


                                        Number of shares of Common Stock
                                          Received and that may be
                    Name                Offered Pursuant to this Offering
           -----------------------      ---------------------------------
           W. Charles DeLoach, Jr.                   235,431
           Gloria D. Deloach                           1,060
           Jane Anne Sullivan                        235,431
                                                     --------
                                                     471,922


                              PLAN OF DISTRIBUTION

         The Company's Common Stock is traded on the New York Stock Exchange under the symbol "AT." The distribution of the shares offered hereby will be effected by the Selling Shareholders in one or more open market transactions on the New York Stock Exchange, in privately negotiated transactions or in a combination thereof. The public price at which the Common Stock will be sold will be determined by prices as reported by the New York Stock Exchange or through private negotiations between the buyer and the Selling Shareholders or their respective agents. Any such transaction may involve the payment of broker or dealer fees, commissions, or other remuneration to be negotiated and paid by the Selling Shareholders at the time of the transaction.

         The Company has agreed to pay all expenses of the preparation and filing of the Registration Statement of which this Prospectus is a part. See "Selling Shareholders."


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         The validity of the Shares of Common Stock being registered hereunder is being passed upon for ALLTEL by the Rose Law Firm, a Professional Association, 120 East Fourth Street, Little Rock, Arkansas 72201. Members of that firm beneficially owned 18,327 shares of ALLTEL Common Stock with an aggregate market value of $670,090 on October 15, 1997.

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

                                     EXPERTS

         The consolidated financial statements of ALLTEL Corporation incorporated by reference in ALLTEL Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.


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